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                                                                       EXHIBIT 5

June 8, 2001

Actuate Corporation
701 Gateway Boulevard
South San Francisco, CA 94080

Re: Actuate Corporation Registration Statement for Offering of 148,477 Shares of Common Stock

Ladies and Gentlemen:

We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 148,477 shares of Common Stock under the First Amended and Restated Tidestone Technologies, Inc. Non-Qualified Stock Option Plan of 1999, and the Tidestone Technologies, Inc. 1998 Incentive Stock Option Plan (the "Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP